Exhibit 99.1

November 10, 2025

QuidelOrtho Third Quarter 2025 Financial Results

Dear QuidelOrtho Shareholders,

With the publication of our third quarter results last Wednesday, I wanted to share some updates with you on the progress we’ve made at QuidelOrtho, and our key focus areas heading into the final months of 2025.

Since we announced our strategic focus areas in early 2024, we have delivered over $140 million in cost savings with more opportunities identified for the years to come. These initiatives highlight our commitment to strengthening our foundation for profitable growth while maintaining consistent performance across our core business.

Our third quarter results reflect the healthy demand and meaningful improvement across the business. Adjusted EBITDA margin improved by 180 basis points to 25%, and non-GAAP operating expenses declined by 7% year over year. These results highlight the tangible impact of our cost-savings efforts, which are driving stronger operational performance, greater efficiency, and making us more agile.

The commercial and operational improvement initiatives we launched in 2024 continue to drive measurable progress, notably with our total revenue for the quarter at $700 million. Excluding COVID-19 and Donor Screening, revenue grew 5% as reported, indicating solid underlying growth across our portfolio. Our non-respiratory business once again delivered consistent revenue results, increasing 6% in constant currency when excluding Donor Screening.

A few highlights from the quarter (in constant currency):

•	Labs revenue grew 4%, supported by stable customer renewal rates and new business wins across our regions

•	Immunohematology revenue grew 5%, reflecting consistent demand from our blood banks and hospitals as we expand automated testing solutions and strengthen our position in key geographies

•	Donor Screening revenue declined by 47% due to the continued wind-down of the U.S. business, as expected

•	Triage grew by 7%, supported by the competitiveness of our value proposition, ongoing momentum in cardiac and BNP testing, and growing contribution from international markets

•	Respiratory revenue of $112 million was down 32% year-over-year, primarily impacted by lower COVID-19 sales, which decreased by 63%.

Geographically, our business outside of North America was led by a strong performance in Latin America, which grew 21% overall, and 22% in Labs. Japan/Asia Pacific and China each grew approximately 5%, and EMEA grew 3% year over year, while also increasing EBITDA margins by over 700 basis points year-to-date driven by our cost discipline and focus on profitable growth. We continue to see significant growth opportunities in these regions and our ongoing investments in commercial expansion and innovation position us to accelerate growth.

During the quarter, we completed our debt refinancing which enhanced our financial flexibility through improved debt covenant terms and reduced amortization requirements. We also continued to execute against our site consolidation plan, including the closure of our Raritan, New Jersey facility, which remains on track for 2027. We expect to save approximately $20 million of annual operating costs once completed.

Cash generation also remains a key priority for us, and I think it’s important to reinforce our commentary from the earnings call on this topic. Our ERP conversion in the third quarter led to a timing anomaly in our receivables and payables and resulted in a one-time negative adjusted free cash flow entry. I want to reemphasize that the negative adjusted free cash flow was not due to any operational or structural factors. Cash flow is expected to normalize in Q4, supported by the same discipline that is driving our margins and efficiency gains.

We also announced the clearance of our VITROS High Sensitivity Troponin assay in the U.S., which represents an important menu expansion for us. This test elevates our cardiac panel to world class performance by providing clinicians with higher sensitivity and precision that allows for earlier detection of patients having a heart attack. It also leads to a reduction in unnecessary hospital admissions, and ultimately lower costs for patient care. Getting this assay in the hands of our U.S. customers was a key focus for me when I joined the Company and I’m proud of our teams for their work to gain this FDA clearance.

We continue to make progress toward our pending acquisition of LEX Diagnostics, a U.K.-based molecular diagnostics company. Based on current trajectory, we continue to anticipate that LEX will receive FDA clearance late this year or early 2026.

Lastly, we narrowed our guidance to reflect our progress throughout 2025 and maintained the midpoints of all our key performance metrics. In terms of profitability, that outlook reflects our normal seasonality as we tend to see the highest sales of the year during the fourth quarter. Overall, our adjusted EBITDA outlook continues to reflect a margin of 22% for the full year, which is a 250 basis point improvement versus the prior year.

To sum up, our business remains strong, our margins are expanding, and our key growth platforms continue to perform well. Despite ongoing macro pressures, our disciplined execution has us on track to achieve our 2025 financial goals. We are firmly committed to advancing our strategy to drive growth, expand profitability, and deliver innovations. We believe our progress to date will help us enter fiscal 2026 with strong momentum.

Thank you for your continued investment and interest in QuidelOrtho. I look forward to sharing more with you early next year.

Best regards,

Brian Blaser

President and CEO

quidelortho.com

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This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not strictly historical, including QuidelOrtho’s expectations, plans, future performance and prospects, are forward-looking statements that are subject to certain risks, uncertainties, assumptions and other factors. Actual results may vary materially from those expressed or implied in these forward-looking statements. Information about potential factors that could affect our actual results is available in our Annual Report on Form 10-K for the 2024 fiscal year and subsequent reports filed with the SEC, including the Risk Factors sections. Forward-looking statements are made as of today, and we assume no obligation to update any forward-looking statement, except as required by law.

This communication also includes discussion of certain non-GAAP financial measures. Tables reconciling these non-GAAP measures to their most directly comparable GAAP measures are available in our Third Quarter 2025 earnings release and the supplemental presentation to our earnings call, both dated November 5, 2025, which are on the Investor Relations page of our website at quidelortho.com.